Exhibit 99.1

FOR IMMEDIATE RELEASE	Investor Relations:	Media:
November 2, 2012	Kurt Ogden	Gary Chapman
The Woodlands, TX	(801) 584-5959	(281) 719-4324
NYSE: HUN

Huntsman to Issue Senior Notes

THE WOODLANDS, Texas, November 2, 2012 — Huntsman Corporation (NYSE: HUN) today announced its intention, subject to market and other conditions, to privately offer up to $300 million aggregate principal amount of senior notes due 2020 through its wholly owned subsidiary, Huntsman International LLC.

Huntsman intends to use the net proceeds to repurchase or redeem certain of its outstanding senior notes and to pay associated accrued interest and for general corporate purposes.

The notes being sold by the Company will not initially be registered under the Securities Act of 1933, as amended, or the “Securities Act,” or under any state securities law and may not be offered or sold in the United States absent registration or an applicable exemption from registration under the Securities Act and applicable state securities laws. The notes are being offered only to qualified institutional buyers under Rule 144A and outside the United States in compliance with Regulation S under the Securities Act. This press release does not constitute an offer to sell any security and shall not constitute an offer, solicitation or sale in any jurisdiction in which such offering would be unlawful.

Forward-Looking Statements:

Statements in this release that are not historical are forward-looking statements. These statements are based on management’s current beliefs and expectations. The forward-looking statements in this release are subject to uncertainty and changes in circumstances and involve risks and uncertainties that may affect the company’s operations, markets, products, services, prices and other factors as discussed in the Huntsman companies’ filings with the U.S. Securities and Exchange Commission. Significant risks and uncertainties may relate to, but are not limited to, financial, economic, competitive, environmental, political, legal, regulatory and technological factors.  The company assumes no obligation to provide revisions to any forward-looking statements should circumstances change, except as otherwise required by applicable laws.